CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 58 to the registration statement on Form N-1A (File No. 33-56339 and 811-7237) ("Registration Statement") of our report dated June 5, 2003, relating to the financial statements and financial highlights appearing in the April 30, 2003 Annual Report of Putnam Capital Opportunities Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Accountants and Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts
August 25, 2003